EXHIBIT 10.1

Stephen Jones Compensation Package

October 7, 2025

1.	Term of employment as Interim Chief Executive Officer and President - 12 months or earlier if a full-time Chief Executive Officer and President is hired by the Company

2.	$1 salary payable during such Term

3.	4,500,000 Non-Qualified Stock Options

a.	Exercise Price equal to 374Water stock price on date of grant (October 7, 2025)

b.	Term - 10 years from the date on which such portion vests

c.

Vesting - 25% date of grant, 25% 90 days after grant, 25% 180 days after grant, 25% 270 days after grant; immediate vesting (i) if termination of employment for any reason other than Cause (as defined in the 2021 374Water Equity Incentive Plan) (provided, however, this paragraph 3(c)(i) shall not apply in the event of a termination of employment made at the sole election of Jones); (ii) upon hiring of full-time CEO for 374Water and (iii) Change of Control of 374Water (as defined in the 2021 Equity Incentive Plan)

d.	Execution of Non-Qualified Stock Option Agreement with standard clause related to, among other things, adjustment of options upon changes in capitalization

4.	Healthcare and Dental benefits for Jones and family for Term of employment

5.	Reimburse Jones for reasonable legal fees related to review of compensation package

Stephen J. Jones	374Water Inc.

/s/ Stephen J. Jones	/s/ Deanna Rene Estes